Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 03:53 PM 01/23/2014 FILED 03:38 PM 01/23/2014 SRV 140082501 - 3099545 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

KNOWLEDGETREE VENTURES, INC.

Knowledgetree Ventures, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL") does hereby certify:

FIRST: That by Unanimous Written Consent in lieu of a meeting of the Directors of Knowledgetree Ventures, Inc, pursuant to Section 141(f) of the DGCL, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the corporation, declaring the amendment to be advisable and calling a meeting by written consent of the stockholders of the corporation for consideration thereof

The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by:

(1)             Replacing Article I with the following:

The name of the corporation is My Size, Inc. (the "Corporation).

RESOLVED, that the Certificate of Incorporation of this corporation be amended by:

(2)            Replacing Section 3.1 with the following:

Section 3.1. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock. All such shares are to be of the par value of $.001 per share.

Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each 15 shares of outstanding Common Stock shall automatically and without further action on the part of the Corporation or any holder of Common Stock be combined into one (1) fully paid and nonassessable share of Common Stock, $.001 par value per share, with resulting fractional shares of Common Stock to be rounded to the nearest whole share.

SECOND: That pursuant to resolution of its Board of Directors and Section 228 of the DGCL, stockholders owning more than the necessary number of shares as required by DGCL voted by meeting in favor of the amendments.

THIRD: That the amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHFREOF, the corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed on January 21, 2014.

By:	/s/ Eli Walles
Eli Walles, Chairman of the Board of Directors